Exhibit 99.1

FOR IMMEDIATE RELEASE

Bsquare Announces Second Quarter 2023 Financial Results

Stable operating results; Exploring strategic options

Seattle, WA – August 10, 2023 – Bsquare Corporation (NASDAQ: BSQR) today announced financial results for the second quarter of 2023. Total revenue was $6.5 million, a decrease of $1.6 million or 20% compared to the first quarter of 2023. Gross profit increased by $0.1 million from the previous quarter and operating expenses increased by $0.3 million. Loss from operations was $0.7 million, a $0.3 million decline from the first quarter operating loss. Cash, cash equivalents, restricted cash and short-term investments totaled $33.4 million as of June 30, 2023.

On a year-to-date basis, loss from operations was $1.1 million, an improvement of $0.5 million compared to the same period in 2022. Year-to-date net loss was $0.3 million compared to a net loss of $1.5 million in 2022.

Bsquare Corporation also announced today that they have been working with Telegraph Hill Advisors, an investment bank that specializes in IoT, to explore strategic options.

“With Telegraph Hill’s assistance, we initiated a process to explore strategic options for creating shareholder value,” said Ralph C. Derrickson, Bsquare President and CEO. “While the process is running we will continue to operate the company as efficiently as possible and seek opportunities to demonstrate the potential of SquareOne as the basis for a high-margin SaaS business,” added Derrickson.

Second Quarter 2023 Results Compared to First Quarter 2023

•	Revenue for the quarter was $6.5 million, a decrease of $1.6 million or 20%. Partner Solutions revenue decreased by $1.5 million, while Edge to Cloud revenue decreased by $0.1 million.

•	Second quarter gross profit was $1.4 million, a slight increase from the prior quarter. The improvement was primarily due to the favorable impact of changes to Microsoft’s incentive earnings program.

•	Total operating expenses for the quarter were $2.0 million, an increase of $0.3 million from the prior quarter. The increase was due to a decrease in Microsoft co-op marketing funds (which offset marketing expense) and an increase in professional fees.

•	Loss from operations for the quarter was $0.7 million compared to the first quarter loss from operations of $0.4 million.

•	The Company continues to execute a short-term, laddered investment strategy designed to employ available cash while maintaining liquidity as strategic options are explored. Interest income for the quarter totaled $0.4 million.

•	During the second quarter of 2023, the Company repurchased 248,509 shares for approximately $0.3 million. In total, we have repurchased 731,004 shares for $0.9 million.

•	Net loss for the quarter was $0.3 million, or $0.01 per diluted share, compared to the first quarter net loss of $0.1 million, or $0.00 per diluted share.

•	Cash, cash equivalents, restricted cash and short-term investments totaled $33.4 million on June 30, 2023, a decrease of $2.3 million compared to December 31, 2022. The liquidity decrease was driven by changes in working capital and share repurchases.

Details as follows (unaudited, in thousands except percentages and per share amounts):

	Three Months Ended
	June 30, 2023	March 31, 2023	Quarter-over-Quarter Change	June 30, 2022	Year-over-Year Change
Revenue:
Partner Solutions	$5,751	$7,267	$(1,516)	$9,353	$(3,602)
Edge to Cloud	774	874	(100)	1,041	(267)
Total revenue	6,525	8,141	(1,616)	10,394	(3,869)
Total gross profit	$1,372	$1,285	$87	$1,599	$(227)
Gross margin (1):
Partner Solutions	22%	15%	7.0	13%	9.0
Edge to Cloud	17%	24%	(7.0)	34%	(17.0)
Total gross margin	21%	16%	5.0	15%	6.0
Total operating expenses	$2,024	$1,733	$291	$2,278	$(254)
Net loss	(260)	(71)	(189)	(625)	365
Per basic and diluted share	(0.01)	0.00	(0.01)	(0.03)	0.02
Cash, cash equivalents and restricted cash	$13,534	$7,741	$5,793	$37,846	$(24,312)

Notes:

(1)	Quarter-over-quarter change and year-over-year change represent percentage point change.

1415 Western Avenue, Suite 700, Seattle, Washington 98101 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999

Second Quarter 2023 Results Compared to Second Quarter 2022

•	Compared to the second quarter of 2022, total revenue decreased by $3.9 million. Partner Solutions revenue decreased $3.6 million while Edge to Cloud revenue decreased $0.3 million.

•	Gross profit decreased $0.2 million driven by the Partner Solutions segment.

•	Total operating expenses for the quarter were $2.0 million, a decrease of $0.3 million compared to the second quarter of 2022.

•	Loss from operations for the quarter was $0.7 million, which was flat compared to the second quarter of 2022. Net loss for the quarter was $0.3 million, or $0.01 per diluted share, compared to a net loss of $0.6 million, or $0.03 per diluted share, in the second quarter of 2022.

Conference Call

Management will host a conference call Thursday, August 10, 2023 at 5 p.m. Eastern Time (2 p.m. Pacific Time). To access the call dial 1-844-825-9789 or 1-412-317-5180 for international callers, and reference "Bsquare Corporation Second Quarter 2023 Earnings Conference Call."

A replay will be available for two weeks following the call by dialing 1-844-512-2921, or 1-412-317-6671 for international callers; reference pin number 10180813. A live and replay webcast of the call will be available at www.bsquare.com in the investor relations section.

About Bsquare Corporation

Bsquare helps companies build connected products that participate intelligently in their own security, deployment, operation, and management, allowing our customers to realize the full potential of a connected world. We have extensive experience designing with Windows, Linux, Android, and other embedded operating systems and now operate IoT networks ranging in size from 50,000 to more than 1 million devices for our customers. Our technology is powering devices that help people be productive, enhance quality of life, and preserve the resources of our planet. Bsquare serves a global customer base from offices in Seattle, WA, and the United Kingdom. For more information, visit www.bsquare.com.

About Telegraph Hill Advisors

Telegraph Hill Advisors is a leading technology-focused boutique investment bank that provides strategic M&A and capital markets advice to growth-oriented technology companies. They build value for clients through their substantial domain knowledge, extensive industry relationships and strong ties within the technology investment community. Focus sectors include: enterprise software, AI/ML, communications technology, IoT, digital media and marketing technology. Telegraph Hill is headquartered in San Francisco and serves clients throughout the Americas, EMEA and Asia-Pacific regions. For further information, please visit www.telehilladvisors.com or contact: Phillip B. Courten, Managing Director at phillip@telehilladvisors.com.

Cautionary Note Regarding Forward-Looking Statements

This release contains "forward-looking statements" within the meaning of the safe-harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: "expect," "continue," "believe," "plan," "strategy," "future," "may," "should," "will," and similar references to future periods. Examples of forward-looking statements include, among others, the ability to identify or advance strategic options, express or implied statements we make regarding the stability of our business, expected improvements to our IoT and software offerings, expected operating results in future periods, such as anticipated revenue, gross margins, profitability, cash and investments, and regarding strategies for customer retention, growth, new product and service developments, and market position. Forward-looking statements are neither historical facts nor assurances about future performance. Instead, they are based on current beliefs, expectations and assumptions about the future of our business and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements.

Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others: our ability to execute our development initiatives and sales and marketing strategies; the extent to which we are successful in gaining new long-term customers and retaining existing ones; whether we are able to maintain our favorable relationship with Microsoft as a systems integrator and distributor; our success in leveraging strategic partnering initiatives with companies such as Microsoft, AWS and Intel; the ongoing impact of COVID-19 on our business and on our customers and vendors; and such other risk factors as discussed in our most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Any forward-looking statement made by us in this release is based only on information currently available to us and speaks only as of the date on which it is made. Except as required by law, we undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Bsquare and Investor Contact:
Cheryl Wynne
Bsquare Corporation, Chief Financial Officer
+1 425.519.5900
investorrelations@bsquare.com

Bsquare and the Bsquare Logo are trademarks of Bsquare Corporation in the U.S. and other countries. Other names and brands herein may be trademarks of others.

1415 Western Avenue, Suite 700, Seattle, Washington 98101 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999

BSQUARE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

(Unaudited)

	June 30, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$13,313	$35,414
Restricted cash	221	221
Short-term investments	19,831	7
Accounts receivable, net of allowance for doubtful accounts of $50 at June 30, 2023 and December 31, 2022	4,338	3,985
Contract assets	262	—
Prepaid expenses and other current assets	544	410
Total current assets	38,509	40,037
Property and equipment, net of accumulated depreciation	659	813
Right-of-use lease assets, net	1,170	1,297
Other non-current assets	24	24
Total assets	$40,362	$42,171
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Third-party software fees payable	$3,616	$4,073
Accounts payable	247	414
Accrued compensation	406	430
Other accrued expenses	183	232
Deferred revenue	126	201
Operating lease	373	362
Total current liabilities	4,951	5,712
Deferred revenue, long-term	—	9
Operating lease, long-term	908	1,051

Shareholders' equity:
Preferred stock, no par value: 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, no par value: 37,500,000 shares authorized: 19,843,845 and 20,337,906 shares issued and outstanding at June 30, 2023 and December 31, 2022, respectively	172,002	172,558
Accumulated other comprehensive loss	(1,062)	(1,053)
Accumulated deficit	(136,437)	(136,106)
Total shareholders' equity	34,503	35,399
Total liabilities and shareholders' equity	$40,362	$42,171

1415 Western Avenue, Suite 700, Seattle, Washington 98101 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999

BSQUARE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenue:
Partner Solutions	$5,751	$9,353	$13,018	$18,485
Edge to Cloud	774	1,041	1,648	1,641
Total revenue	6,525	10,394	14,666	20,126
Cost of revenue:
Partner Solutions	4,507	8,106	10,694	15,658
Edge to Cloud	646	689	1,315	1,386
Total cost of revenue	5,153	8,795	12,009	17,044
Gross profit	1,372	1,599	2,657	3,082
Operating expenses:
Selling, general and administrative	1,741	2,022	3,190	4,165
Research and development	283	256	567	517
Total operating expenses	2,024	2,278	3,757	4,682
Loss from operations	(652)	(679)	(1,100)	(1,600)
Other income (expense), net	392	54	769	87
Loss before income taxes	(260)	(625)	(331)	(1,513)
Income taxes	—	—	—	—
Net loss	$(260)	$(625)	$(331)	$(1,513)
Basic and diluted loss per share	$(0.01)	$(0.03)	$(0.02)	$(0.07)
Shares used in per share calculations:
Basic and diluted	19,946	20,406	20,070	20,426

Net loss	$(260)	$(625)	$(331)	$(1,513)
Other comprehensive loss
Foreign currency translation, net of tax	(5)	(51)	(10)	(48)
Total other comprehensive (loss) income	(5)	(51)	(10)	(48)
Comprehensive loss	$(265)	$(676)	$(341)	$(1,561)

1415 Western Avenue, Suite 700, Seattle, Washington 98101 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999